Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT PROVIDES LOAN TO XTERO DATACOM, INC. TO MARKET TEST NEW

MEASUREMENT TECHNOLOGY

February 16, 2007                                                                                                                 NASDAQ:  SMIT

Portland, Oregon - Schmitt Industries, Inc. (SMIT) announces that it has entered into a convertible promissory note agreement with Xtero Datacom, Inc. of Vancouver, British Columbia pursuant to which Schmitt will loan up to $250,000 USD to Xtero to fund product development and testing of Xtero satellite measurement technologies.  The advances under the loan agreement are based on established milestones being achieved by Xtero in the beta field testing of their technology over the next 90 days.  The loan is convertible into equity of Xtero at the sole option of Schmitt Industries, Inc.  On February 14, 2007, Schmitt advanced $125,000 to Xtero.

Xtero Datacom Inc. (www.xtero.com) is a private British Columbia corporation formed in January 2002 to develop and market ultrasonic measurement products and services that provide tank fill level and monitoring for propane and fuel oil companies. Xtero intends to provide its global corporate customers with these tank-monitoring services through patented and proprietary technologies using satellite communication and the Internet.  Future revenue to Xtero, if any, will be based on the sale of the units to clients as well as the forward monthly income stream from clients for satellite measurements and monitoring of the fuel levels on hourly, daily or a monthly basis.

Schmitt and Xtero will be placing a quantity of the beta units into the field during the next 30 days to evaluate the performance of the product and market acceptability of the business model.  Patents are pending on the technology which appears to have unique features not presently available in the marketplace.

Wayne A. Case, President of Schmitt, said:  “We are excited about the potential of the Xtero product and the possibility of further developing it into the Schmitt family of products.  Measurement of various liquid materials, locations, etc. via satellite link and the Internet in combination is a real need in the marketplace and Xtero appears to have the answers for this need.   We at Schmitt believe we have the proven manufacturing and marketing capabilities to grow this into a revenue and profitable product line over time.  The immediate goal is to thoroughly test the beta units and assess the market demand for the product.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258